Exhibit 99

September 30, 2004

Dear Shareholder:

        In 2002, Congress passed the Sarbanes-Oxley Act and it imposed new requirements on public companies that report to the Securities and Exchange Commission (SEC). Some of these requirements have already taken effect. Other requirements, in particular the internal control analysis and reporting requirements of Section 404, are scheduled to take effect for Quality Products, Inc. by September 2005. We have been studying what we need to do to meet the various Sarbanes-Oxley requirements, and we have determined that the resources needed to comply are substantial, both in terms of money and additional responsibilities for our limited number of employees. Because of its onerous burden, the Board of Directors has considered other alternatives and has decided, unanimously, to become a non-reporting company. Becoming a non-reporting company will eliminate the expensive Sarbanes-Oxley reporting requirements and will save substantial costs estimated to be well over $300,000 during the first year and continued savings annually afterwards.

What does this mean to you?

        As a non-reporting company, we will not be supplying financial information to the SEC and the Company's common stock will no longer be eligible to be quoted on the Over the Counter Bulletin Board. We anticipate that market makers will still quote prices for the Company's stock in the Pink Sheets. The Company will still produce financial statements (although they may be unaudited), which will be available to shareholders quarterly upon request. Our final SEC report including an audited financial statement will be the Form 10-KSB report for the period ending September 30, 2004 which we will submit to the SEC before the end of the calendar year. A recap of our most recent financial statement (the 10-QSB as of June 30, 2004) is shown below:

9 months ended 6-30-04		as of 6-30-04
Net sales	$6,975,737	Assets	$6,674,292
Net income	1,226,220	Long term debt	868,755
Earnings per share	37 cents	Shareholders' equity	4,224,963

        As you can see the Company has made tremendous improvements. Our operating position has changed from a loss of $776,876 in fiscal 2002 to a $1,226,220 profit for the nine months ended June 2004, the balance sheet has been strengthened significantly, and the market price of the Company's common stock has increased substantially.

        I am pleased to report the progress made by your Company. Increased revenues coupled with the close monitoring of expenses have been an important part of the improved results including debt reduction. The entire Company is committed to continuing our progress.

/s/ Richard A. Drexler Richard A. Drexler Chief Executive Officer